EXHIBIT 5.1

ROBINSON BROG LEINWAND GREENE GENOVESE & GLUCK P.C.

875 THIRD AVENUE

NEW YORK, NEW YORK 10022-0123

(212) 603-6300

FAX (212) 956-2164

February 10, 2017

xG Technology, Inc.

240 S. Pineapple Avenue, Suite 701

Sarasota, FL 34236

Ladies and Gentlemen:

We have acted as special counsel to xG Technology, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 10, 2017, for the proposed resale from time to time by the selling stockholders named in the Registration Statement (the "Selling Stockholders") of an aggregate of up to 416,667 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), issuable upon the conversion of Series D Convertible Preferred Stock, par value $0.00001 per share (the “Series D Preferred Stock”) at a conversion price of $12.00 per share, issued to the Selling Stockholders on January 18, 2017 and January 31, 2017, pursuant to an Asset Purchase Modification Agreement, dated April 12, 2016, as amended by the Settlement Agreement, dated January 13, 2017. We refer to the shares of Common Stock issuable upon conversion of the Series D Preferred Stock as the “Underlying Shares.”

In connection with this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of the following: (a) the Certificate of Incorporation of the Company, as amended to date, including the Certificate of Designations designating the Series D Preferred Stock; (b) the By-laws of the Company, as amended to date; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions herein stated, we are of the opinion that the Underlying Shares, when issued and delivered against payment therefor upon the conversion of the Series D Preferred Stock in accordance with the terms therein, will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion set forth above is subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity. Our opinion is also subject to the qualification that the enforceability of provisions for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Robinson Brog Leinwand Greene Genovese & Gluck P.C.
Robinson Brog Leinwand Greene Genovese & Gluck P.C.